Exhibit 99.1

Contact:	Media:	Investors:
	Rebecca Taylor	John Elicker
	609-252-4476	212-546-3775
	rebecca.taylor@bms.com	john.elicker@bms.com

	Jayne O’Connor	Susan Walser
	609-252-5120	212-546-4631
	jayne.oconnor@bms.com	susan.walser@bms.com

BRISTOL-MYERS SQUIBB ANNOUNCES
SECOND QUARTER AND SIX MONTHS SALES AND EARNINGS FOR 2004

•	Company reports fully diluted EPS of $.27 ($.46 on a non-GAAP basis, excluding specified items)

•	Net Sales increased 6% (including favorable foreign exchange of 3%) to $5.4 billion for the second quarter

•	R&D spending increased 19% to $625 million

•	Company announces full year 2004 earnings per share guidance on a non-GAAP basis, adjusted to exclude specified items, will exceed previous guidance by approximately $0.10

(NEW YORK, July 29, 2004) – Bristol-Myers Squibb Company (NYSE:BMY) today reported net earnings of $527 million on sales of $5.4 billion for the second quarter of 2004. Fully diluted earnings per share for the quarter were $.27 compared to $.46 in the second quarter of 2003. Excluding specified items described below, fully diluted earnings per share on a non-GAAP basis for the quarter increased to $.46 from $.45 in the second quarter of 2003.

“Our company realized broad-based revenue growth in the quarter, led by the strong performance across geographies of our key brands, including PLAVIX® and AVAPRO®/AVALIDE®, as well as by the important and growing contributions of our newer products, ABILIFY®, REYATAZ™ and ERBITUX®,” said Peter R. Dolan, Chairman and Chief Executive Officer, Bristol-Myers Squibb. “ABILIFY® recently gained marketing approval in the European Union, and both REYATAZ™ and ERBITUX® continue to gain share and perform ahead of plan. In addition, several of our related health care businesses, including ConvaTec and Medical Imaging, achieved excellent growth in the quarter, and are contributing meaningfully to our overall strength.

“In our pharmaceutical business, we continue to make good progress executing our strategy and transitioning our portfolio to become more focused on disease areas where the need for better treatments is great, and where we have promising pipeline or licensing opportunities to build leadership positions. To that end, we are investing significantly behind our growth drivers and late-stage pipeline. Spending on R&D increased 19% in the quarter, and we expect to continue a robust level of investment in this critically important area through the rest of the year, as we prepare to make up to three new drug filings over the next six months, and to transition several important compounds to full development.”

SECOND QUARTER RESULTS

•	The Company reported that second quarter 2004 net sales increased 6% to $5.4 billion. This increase in net sales resulted from a 2% increase in volume, a 3% favorable impact from foreign exchange rate fluctuations and a 1% increase due to changes in selling prices. U.S. net sales increased 3% for the quarter. This increase in U.S. net sales for the quarter is the result of continued growth in prescription demand for key brands and new product introductions, offset by the impact of exclusivity losses. International net sales increased 10%, including an 8% favorable foreign exchange impact.

•	The Company continued to invest to support the growth of new and certain in-line products and the development of new compounds. Marketing, selling, and administrative expenses increased 6% to $1,212 million, primarily due to support for new products and franchises, including additional sales support for ABILIFY®. Advertising and product promotion expenditures decreased 2% from 2003 to $346 million, with increased investments in ABILIFY®, REYATAZ™ and ERBITUX® offset by lower spending on in-line products. Research and development expenses increased 19% to $625 million, primarily driven by the Company’s continuing investments in compounds in Phase III development, including muraglitazar, the dual PPAR agonist for diabetes; abatacept, for rheumatoid arthritis; and entecavir, for hepatitis B.

•	Second quarter 2004 earnings before minority interest and income taxes decreased 38% to $775 million from $1,247 million in 2003 principally due to an increase in reserves for liabilities of $455 million related to previously disclosed legal matters, primarily private litigation and governmental investigations related to wholesaler inventory issues and accounting matters. In addition, the decrease in 2004 was due to the write-off of in-process research and development of $62 million related to the acquisition of Acordis Speciality Fibres (Acordis). In addition, the decrease in 2004 was due to increases in cost of products sold as a result of a change in product mix and products losing exclusivity, partially offset by higher sales. Net earnings decreased 42% to $527 million in 2004 compared to $902 million in 2003. The effective income tax rate on earnings before minority interest and income taxes was 15.5% in second quarter 2004 compared to 21.0% in 2003. The lower effective tax rate was primarily driven by lower earnings in the U.S. as a result of the litigation reserves. In 2004, basic earnings per share decreased 43% to $.27 from $.47 in 2003, while diluted earnings per share decreased 41% to $.27 from $.46 in 2003. Basic and diluted average shares outstanding for the quarter were 1,942 million and 1,976 million, respectively, compared to 1,937 million and 1,942 million, respectively, in 2003.

•	In the second quarter of 2004 and 2003, the Company recorded income and expense items that affected the comparability of the results. The pre-tax specified items in 2004 include aggregate charges of $455 million for litigation matters, a $62 million write-off of acquired in-process research and development for the Acordis transaction, a $25 million milestone payment to Pierre Fabre Medicament S.A. (Pierre Fabre) and $17 million related to accelerated depreciation and termination benefits for certain manufacturing facilities in North America expected to be closed by 2006, partially offset by an $18 million adjustment to the gain on sale of the Mead Johnson Adult Nutritional business. The pre-tax specified items in 2003 primarily included a net aggregate income of $41 million for litigation matters and $25 million of income primarily related to adjustments of prior period restructuring reserves, partially offset by $29 million of charges primarily related to the rationalization of manufacturing facilities. In 2004, excluding these specified items, on a non-GAAP basis, basic earnings per share increased 4% to $.47 from $.45 in 2003, while diluted earnings per share increased 2% to $.46 from $.45 in 2003. For additional information on specified items, see Appendix 1. Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the Company’s website.

SIX MONTHS RESULTS

•	Net sales for the first six months of 2004 increased 8% to $10.6 billion. This increase in net sales resulted from a 4% increase in volume and a 4% favorable impact from foreign exchange rate fluctuations. U.S. net sales increased 4% and international net sales increased 14%, including an 11% favorable foreign exchange impact.

•	For the six months, earnings before minority interest and income taxes decreased 7% to $2,244 million from $2,410 million in 2003 principally due to an increase in reserves for liabilities of $455 million related to previously disclosed legal matters and the write-off of in-process research and development of $62 million related to the acquisition of Acordis, partially offset by a pre-tax gain of $313 million on the sale of the Mead Johnson Adult Nutritional business. In addition, the decrease in 2004 was due to increases in cost of products sold as a result of a change in product mix and products losing exclusivity, partially offset by higher sales. Net earnings decreased 12% to $1,491 million in 2004 compared to $1,694 million in 2003. The effective income tax rate on earnings before minority interest and income taxes was 23.1% in 2004 compared to 24.0% in 2003. The effective tax rate was affected by the increase in litigation reserves, partially offset by the gain on sale of the Adult Nutritional business. In 2004, basic earnings per share decreased 13% to $.77 from $.88 in 2003, while diluted earnings per share decreased 13% to $.76 from $.87 in 2003. Basic and diluted average shares outstanding for the six months were 1,940 million and 1,976 million, respectively, compared to 1,936 million and 1,941 million, respectively, in 2003.

•	For the six months of 2004 and 2003, the Company recorded income and expense items that affected the comparability of the results. The pre-tax specified items in 2004 include aggregate charges of $455 million for litigation matters, a $62 million write-off of acquired in-process research and development for the Acordis transaction, $27 million of accelerated depreciation for certain manufacturing facilities in North America expected to be closed by 2006, $30 million milestone payments primarily to Pierre Fabre and $19 million of charges primarily related to the downsizing and streamlining of worldwide operations, partially offset by a $313 million gain on the sale of the Mead Johnson Adult Nutritional business. The pre-tax specified items in 2003 primarily included a net aggregate income of $62 million for litigation matters and $25 million of income primarily related to adjustments of prior period restructuring reserves, partially offset by $55 million of charges primarily related to the rationalization of manufacturing facilities. In 2004, excluding these specified items, on a non-GAAP basis, basic earnings per share increased 1% to $.88 from $.87 in 2003, while diluted earnings per share remained unchanged at $.87. For additional information on specified items, see Appendix 1. Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the Company’s website.

SECOND QUARTER BUSINESS SEGMENT NET SALES

Pharmaceuticals

•	Worldwide pharmaceutical sales increased 6% to $3.8 billion. U.S. pharmaceutical sales increased 1% to $2.1 billion, while international pharmaceutical sales increased 11%, including an 8% favorable foreign exchange impact, to $1.7 billion. U.S. pharmaceutical sales were affected by the impact of the reduction in U.S. wholesaler inventory levels in the quarter, now estimated to have declined to approximately 3 weeks supply on hand.

•	Sales of PLAVIX®, a platelet aggregation inhibitor, increased 38%, including a 2% favorable foreign exchange impact, to $769 million from $557 million in 2003, primarily due to strong prescription growth. PLAVIX® is a cardiovascular product that was launched from the alliance between the Company and Sanofi-Synthelabo S.A. (Sanofi).

•	Worldwide sales of the PRAVACHOL® franchise (PRAVACHOL®) decreased 6%, including a 5% favorable foreign exchange impact, to $656 million from $698 million in 2003. PRAVACHOL® sales in the U.S. decreased 18% to $326 million due to increased competition from established brands and new entrants and a reduction in U.S. wholesaler inventory levels in the quarter. Total U.S. prescriptions decreased 9%. International sales increased 9%, including a 12% favorable foreign exchange impact, to $330 million.

•	Total revenue for ABILIFY®, which is primarily alliance revenue for the Company’s 65% share of net sales in co-promotion countries with Otsuka Pharmaceutical Co. Ltd. (Otsuka), increased 88% to $122 million from $65 million in 2003. The antipsychotic agent, used for treatment of schizophrenia, was introduced in the U.S. in November 2002 and has achieved a weekly new prescription share of the U.S. antipsychotic market of approximately 9%. In June 2004, the European Commission granted marketing authorization for ABILIFY®.

•	Sales of ERBITUX®, used to treat refractory metastatic colorectal cancer, were $72 million for the second quarter of 2004. ERBITUX® was approved by the FDA in February 2004.

•	TAXOL® and PARAPLATIN®, the Company’s leading anti-cancer agents, recorded sales of $249 million and $241 million, respectively, compared to $248 million and $247 million, respectively in 2003. Sales of TAXOL®, which are almost exclusively international, increased 11%, including a favorable foreign exchange effect of 9%, to $248 million from $223 million in 2003. Generic competition for TAXOL® in the major European markets began in the second quarter and is anticipated to increase in the third quarter. PARAPLATIN® sales decreased 2% to $241 million.

•	Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension, increased 37%, including a 5% favorable foreign exchange impact, to $233 million from $170 million in 2003 due to strong prescription growth and easier year over year comparison. AVAPRO®/AVALIDE® is a cardiovascular product that was launched from the alliance between the Company and Sanofi.

•	Sales of SUSTIVA®, a non-nucleoside reverse transcriptase inhibitor for the treatment of HIV/AIDS, were $153 million compared to $160 million in 2003, a decrease of 4%, primarily due to an increase in Medicaid rebates and returns in the U.S.

•	Sales for REYATAZ™, a protease inhibitor for the treatment of HIV/AIDS launched in the United States in the third quarter of 2003 and in Europe in the second quarter of 2004, were $85 million. REYATAZ™ has achieved a weekly new prescription share of the U.S. protease inhibitors market of approximately 23% and $20 million in international sales.

•	Sales of the GLUCOPHAGE® franchise decreased 67% to $79 million from $240 million in 2003. GLUCOPHAGE® IR sales decreased 54% to $12 million from $26 million in 2003, GLUCOVANCE® sales decreased 59% to $47 million from $116 million in 2003, and GLUCOPHAGE® XR (Extended Release) tablets sales decreased 90% to $10 million from $102 million in 2003.

Oncology Therapeutics Network

•	Sales by Oncology Therapeutics Network (OTN), a specialty distributor of anti-cancer medicines and related products, increased 9% to $611 million from $558 million in 2003. The lower growth rate compared to previous quarters was due to competitive pricing pressures.

Nutritionals

•	Worldwide Nutritional sales decreased by 2%, with no foreign exchange impact, to $510 million from $521 million in 2003. The decrease was due to the negative impact of the divestiture of the Adult Nutritional business, partially offset by positive infant formula sales. International sales increased 9%, with no foreign exchange impact, while U.S. sales decreased 11% mainly due to the divestiture of the Adult Nutritional business. Excluding the impact from the sale of the Adult Nutritional business, U.S. sales increased 3% while international sales increased 13%. Mead Johnson continues to be the leader in the U.S. infant formula market.

Other Healthcare

•	Worldwide sales for the Other Healthcare segment increased 14%, including a 4% favorable foreign exchange impact, to $478 million from $419 million in 2003. ConvaTec sales increased 16%, including a 7% favorable foreign exchange impact, to $234 million from $202 million in 2003. Medical Imaging sales increased 17% to $151 million from $129 million in 2003. Consumer Medicines sales increased 6% to $93 million from $88 million in 2003.

DEVELOPMENTS

•	The Company and Solvay Pharmaceuticals (Solvay) entered into a worldwide agreement for the Solvay compound SLV319, which is currently in Phase I development with potential for use in treating obesity and other metabolic disorders. The Company will pay Solvay a $10 million signing fee and will make further payments contingent upon the achievement of certain development and regulatory milestone stages. The agreement is subject to clearance under the Hart Scott Rodino Antitrust Improvements Act of 1976.

•	The European Commission granted marketing authorization for ABILIFY®, an antipsychotic medication for the treatment of schizophrenia, in 25 nations of the European Union. Otsuka holds the marketing authorization for ABILIFY® in Europe. The Company and Otsuka will co-promote ABILIFY® in several European countries.

OUTLOOK

The Company expects that it will exceed its previous full-year 2004 guidance for fully diluted earnings per share of $1.50 to $1.55 per share on an adjusted non-GAAP basis. The Company now estimates that its fully diluted earnings per share for 2004 will exceed previous guidance by approximately $.10 per share on an adjusted non-GAAP basis, or $1.60 to $1.65, reflecting primarily better than expected performance of approximately $.09 per share in the first half of 2004. This revised guidance is subject to a number of uncertainties, which could either positively or negatively affect second half performance versus expectations, including the degree to which generic competition impacts sales of TAXOL® in Europe and PARAPLATIN® in the United States in the second half of 2004. As of the end of the second quarter of this year, TAXOL® in Europe had not yet suffered some of the previously anticipated generic competition and subsequent sales declines following loss of exclusivity. Generic competition for TAXOL® in Europe has increased during the third quarter and is expected to continue to increase during subsequent quarters. Market exclusivity protection for PARAPLATIN® in the United States expires in October 2004. Under a settlement agreement entered into in April 2004 with a generic manufacturer who had brought a patent infringement lawsuit, the Company continues to distribute PARAPLATIN® (carboplatin) and has begun to sell product to the generic manufacturer. The generic manufacturer began to distribute an unbranded version of carboplatin in June 2004.

The Company’s previous guidance excluded certain types of items which are included in earnings per share under GAAP, as set forth under “Use of Non-GAAP Financial Information”. Based on the estimate of these items at the time, previous guidance for fully diluted earnings per share for 2004 was expected to be in the range of $1.49 to $1.54 per share. Taking into account the current estimate of these items, including the litigation charges recorded in the second quarter, the Company now estimates that fully diluted earnings per share for full-year 2004 is expected to be in the range of $1.43 to $1.48 per share. This information does not include other items, which may occur during the year, such as charges relating to new transactions or arrangements resulting in write-off of in process research and development, restructurings and significant legal proceedings as set forth in the Company’s SEC filings or any insurance recoveries of amounts paid as a result of any such proceedings.

The Company currently believes that its estimates for the range of fully diluted earnings per share for each of 2005 and 2006 will be somewhat below the current Thomson First Call Consensus Estimates for those years ($1.49 for 2005 and $1.46 for 2006). Although anticipated sales declines due to continued exclusivity losses during those years are expected to be more or less offset by growth in sales of the Company’s in-line, recently launched and potential new products during the same period, changes in product mix will adversely impact gross margins because the products that have lost or are expected to lose exclusivity have higher margins than the products expected to increase sales. In addition, earnings will be adversely impacted by the Company’s need to invest to support the introduction of new products and the development and launch of additional new compounds. In 2007, based on management’s current estimates of growth of the Company’s in-line and recently launched products and a risk-adjusted assessment of potential new product launches, the Company expects earnings growth will resume. Consistent with prior years, the Company expects to provide guidance for 2005 in late 2004 or early 2005.

As previously disclosed, the Company expects substantial incremental exclusivity losses in each of 2005, 2006 and 2007 representing continuing declines in sales of the products that lost or will lose exclusivity protection in 2003 and 2004 and additional declines attributable to products that will lose exclusivity protection in 2005, 2006 and 2007. These products include GLUCOPHAGE®/GLUCOVANCE®/GLUCOPHAGE® XR in the United States (2003 to 2004),

TAXOL® in Europe (2003), MONOPRIL® in the United States and Canada (2003), PRAVACHOL® in the United States (2006) and in Europe (2002 to 2007), PARAPLATIN® in the United States (2004), SERZONE® in the United States (2003), MONOPRIL® in Europe (2001 to 2008), ZERIT® in the United States (2008) and in Europe (2007 to 2011), CEFZIL® in the United States (2005) and in Europe (2004 to 2009) and VIDEX®/VIDEX® EC (2004 to 2009 — the Company has a patent license expiring in 2007, the license became non-exclusive in 2001 though no other licenses have yet been granted). The timing and amounts of sales reductions from exclusivity losses, their realization in particular periods and the eventual levels of remaining sales revenues are uncertain and dependent on the levels of sales at the time exclusivity protection ends, the timing and degree of development of generic competition (speed of approvals, market entry and impact) and other factors.

The Company also expects to have growth opportunities during this period. These opportunities include growth from its in-line and recently launched products, primarily PLAVIX®, AVAPRO®/AVALIDE®, ABILIFY®, REYATAZ™ and ERBITUX® and the Company’s compounds in late stage development, subject to regulatory approval from the Food and Drug Administration, which include muraglitazar, a dual PPAR agonist for diabetes, abatacept, for rheumatoid arthritis, and entecavir, for hepatitis B. Expectations of continued sales growth are subject to the outcome of the previously disclosed PLAVIX® patent litigation, competitive factors including those relating to PRAVACHOL® discussed below and risks of product development and regulatory approval.

The Company’s expectations for future sales growth described above include substantial expected increases in sales of PLAVIX®, which had net sales of approximately $2.5 billion in 2003 and is currently the Company’s largest product by sales. The composition of matter patent for PLAVIX®, which expires in 2011, is currently the subject of litigation in the United States. Similar proceedings involving PLAVIX® also have been instituted outside the United States. The company continues to believe that the patent is valid and that it is infringed, and with its alliance partner and patent-holder Sanofi, is vigorously pursuing these cases. It is not possible at this time reasonably to assess the outcome of these litigations, or if there were an adverse determination in these litigations, the timing of potential generic competition for PLAVIX®, However, if generic competition were to occur, the Company believes it is very unlikely to occur before sometime in 2005.

PRAVACHOL®, an HMG Co-A reductase inhibitor (statin), was the Company’s largest product by net sales in 2003 ($2.8 billion). While the product has begun to lose exclusivity in some markets, between now and its anticipated loss of U.S. exclusivity in 2006, its expected rate of decline in market share could be accelerated by the recently reported results of clinical studies. Since the release of the most recent of these studies in early March 2004, PRAVACHOL® has experienced a decline in U.S. prescription market share, with total U.S. prescriptions decreasing 9% in the second quarter of 2004 compared to 2003.

The Company and its subsidiaries are the subject of a number of significant pending lawsuits, claims, proceedings and investigations. It is not possible at this time reasonably to assess the final outcome of these investigations or litigations. Management continues to believe, as previously disclosed, that during the next few years, the aggregate impact, beyond current reserves, of these and other legal matters affecting the Company is reasonably likely to be material to the Company’s results of operations and cash flows, and may be material to its financial condition and liquidity. The Company’s expectations for the next several years described above do not reflect the potential impact of litigation on the Company’s results of operations.

For additional discussion of legal matters including PLAVIX® patent litigation, see “Item 8.Financial Statements and Supplementary Data-Note 22 Legal Proceedings and Contingencies” in the Company’s

Form 10-K/A Annual Report for 2003. Information on the dates of expected loss of exclusivity protection and sales for the most recent year for the Company’s major products are set forth in “Item 1. Business” of the Company’s Form 10-K/A Annual Report for 2003, and interim sales information is included under “Second Quarter Business Segment Net Sales—Pharmaceuticals” above.

*	These items include gain on the disposition of the Mead Johnson Adult Nutritional business, reduced by increases in litigation reserves, charges for announced milestone payments for in-process research and development in connection with external development activities, for in-process research and development in the Acordis acquisition, and for anticipated restructurings and relocations. Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the Company’s website.

Use Of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of product lines, from sale or write-down of equity investments and from discontinuations of operations; restructuring and similar charges; charges and recoveries relating to significant legal proceedings; co-promotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement. This information is intended to enhance an investor’s overall understanding of the Company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the Company’s baseline performance before items that are considered by the Company to be not reflective of the Company’s operational results. In addition, this information is among the primary indicators the Company uses as a basis for evaluating Company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

# # #

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the Company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, pricing controls and pressures, (including changes in rules and practices) of managed care groups and institutional and governmental purchasers, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, competitive product development, changes to wholesaler inventory levels, governmental regulations and legislation, difficulties and delays in product development, manufacturing and sales, patent positions, litigation, and the impact and result of any litigation or governmental investigations related to the financial statement restatement process. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive regulatory approvals, or that they will prove to be commercially successful. For further details and a discussion of these and other risks and uncertainties, see the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

# # #

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on July 29, 2004 at 10:30 a.m. (EST) during which Company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing 719-457-2649. Materials related to the call will be available at the same Web site prior to the call.

For more information, contact: Rebecca Taylor, 609-252-4476, or Jayne O’Connor, 609-252-5120, Corporate Affairs, or John Elicker, 212-546-3775, or Sue Walser, 212-546-4631, Investor Relations.

# # #

ABILIFY® is the trademark of Otsuka Pharmaceutical Company, Ltd.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of Sanofi-Synthelabo S.A.

ERBITUX® is a trademark of ImClone Systems Incorporated

GLUCOPHAGE®, GLUCOPHAGE® XR and GLUCOVANCE® are registered trademarks of Merck Sante, S.A.S., an associate of Merck KGaA of Darmstadt, Germany

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003
(Unaudited, in millions of dollars except prescription data)

The following table sets forth worldwide and U.S. reported net sales for the three and six months ended, June 30, 2004 compared to the three and six months ended June 30, 2003, respectively. In addition, the table includes, where applicable, the estimated total (both retail and mail-order customers) prescription growth, for the comparative periods presented, for certain of the Company’s U.S. primary care pharmaceutical prescription products. The estimated prescription growth amounts are based on third-party data. A significant portion of the Company’s domestic pharmaceutical sales is made to wholesalers. Where changes in reported net sales differs from prescription growth, this change in net sales may not reflect underlying prescriber demand.

							% Change
							in U.S.
	Worldwide			U.S.			Total
	Net Sales		%	Net Sales		%	Prescriptions
	2004	2003	Change	2004	2003	Change	vs. 2003
Three Months Ended June 30
Plavix	$769	$557	38%	$651	$472	38%	25%
Pravachol	656	698	(6)%	326	397	(18)%	(9)%
Taxol	249	248	—%	1	25	(96)%	N/A
Paraplatin	241	247	(2)%	206	213	(3)%	N/A
Enfamil	224	233	(4)%	154	168	(8)%	N/A
Avapro/Avalide	233	170	37%	144	97	48%	15%
Sustiva	153	160	(4)%	90	105	(14)%	5%
Ostomy	137	126	9%	41	38	8%	N/A
Abilify (total revenue)	122	65	88%	119	64	86%	117%
Cardiolite	105	86	22%	92	77	19%	N/A
Wound Therapeutics	94	73	29%	30	23	30%	N/A
Reyataz	85	1	*	65	—	—	*
Glucovance	47	116	(59)%	46	114	(60)%	(38)%
Videx/Videx EC	69	70	(1)%	25	30	(17)%	(1)%
Monopril	72	109	(34)%	13	49	(73)%	(78)%
Zerit	78	98	(20)%	38	50	(24)%	(28)%
Cefzil	55	59	(7)%	29	38	(24)%	(29)%
Coumadin	77	94	(18)%	70	87	(20)%	(19)%
Erbitux	72	—	—	72	—	—	N/A
Glucophage XR	10	102	(90)%	9	101	(91)%	(78)%

*	In Excess of 200%

							% Change
							in U.S.
	Worldwide			U.S.			Total
	Net Sales		%	Net Sales		%	Prescriptions
	2004	2003	Change	2004	2003	Change	vs. 2003
Six Months Ended June 30
Plavix	$1,466	$965	52%	$1,236	$807	53%	28%
Pravachol	1,327	1,311	1%	669	739	(9)%	(5)%
Taxol	492	457	8%	15	42	(64)%	N/A
Paraplatin	469	456	3%	404	395	2%	N/A
Enfamil	432	398	9%	296	278	6%	N/A
Avapro/Avalide	430	345	25%	260	214	21%	16%
Sustiva	292	310	(6)%	166	209	(21)%	6%
Ostomy	264	237	11%	81	75	8%	N/A
Abilify (total revenue)	237	102	132%	232	101	130%	163%
Cardiolite	197	161	22%	175	142	23%	N/A
Wound Therapeutics	181	141	28%	60	48	25%	N/A
Reyataz	160	1	*	131	—	—	*
Glucovance	149	224	(33)%	146	221	(34)%	(19)%
Videx/Videx EC	140	142	(1)%	54	65	(17)%	(1)%
Monopril	137	232	(41)%	12	114	(89)%	(74)%
Zerit	136	213	(36)%	54	117	(54)%	(29)%
Cefzil	127	172	(26)%	71	126	(44)%	(28)%
Coumadin	114	182	(37)%	101	170	(41)%	(18)%
Erbitux	89	—	—	89	—	—	N/A
Glucophage XR	29	203	(86)%	28	202	(86)%	(74)%

*	In Excess of 200%

BRISTOL-MYERS SQUIBB COMPANY
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004
(Unaudited, in millions of dollars except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Net Sales	$5,430	$5,129	$10,611	$9,857

Cost of products sold	2,095	1,852	3,994	3,561
Marketing, selling and administrative	1,212	1,147	2,446	2,247
Advertising and product promotion	346	354	662	669
Research and development	625	524	1,208	999
Acquired in-process research and development	62	—	62	—
Gain on sale of business	(18)	—	(313)	—
Provision for restructuring and other items, net	6	(7)	18	5
Litigation settlement expense / (income)	379	(41)	379	(62)
Equity in net income of affiliates	(59)	(48)	(134)	(70)
Other expense, net (a)	7	101	45	98

	4,655	3,882	8,367	7,447

Earnings Before Minority Interest and Income Taxes	775	1,247	2,244	2,410
Provision for income taxes	120	262	518	578
Minority interest, net of taxes	128	83	235	138

Net Earnings	$527	$902	$1,491	$1,694

Earnings per Common Share:
Basic	$.27	$.47	$.77	$.88
Diluted	$.27	$.46	$.76	$.87
Average Common Shares Outstanding:
Basic	1,942	1,937	1,940	1,936
Diluted	1,976	1,942	1,976	1,941
(a) Other expense, net
Interest expense	$70	$78	$139	$159
Interest income	(22)	(12)	(39)	(32)
Foreign exchange transaction (gains)/losses	38	6	55	(34)
Other, net	(79)	29	(110)	5

	$7	$101	$45	$98

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003
(Unaudited, in millions of dollars)

Three months ended June 30, 2004

					Provision
			Acquired		for	Litigation
	Cost of		in-process	Gain on	restructuring	settlement
	products	Research and	research and	sale of	and other	expense/
	sold	development	development	business	items, net	(income)	Total
Litigation Matters:
Private litigation and governmental investigations (a)	$—	$—	$—	$—	$—	$320	$320
Product liability	75	—	—	—	—	—	75
Pharmaceutical pricing and sales litigation (b)	—	—	—	—	—	34	34
Commercial litigation	26	—	—	—	—	—	26
Anti-trust litigation	—	—	—	—	—	25	25
Product liability insurance recovery	(25)	—	—	—	—	—	(25)

	76	—	—	—	—	379	455
Other:
Gain on sale of Adult Nutritional business	—	—	—	(18)	—	—	(18)
Accelerated depreciation	11	—	—	—	—	—	11
Downsizing and streamlining of worldwide operations	—	—	—	—	6	—	6
Milestone payment	—	25	—	—	—	—	25
Acordis IPR&D write-off	—	—	62	—	—	—	62

	$87	$25	$62	$(18)	$6	$379	$541

Three months ended June 30, 2003

		Provision
		for	Litigation
	Cost of	restructuring	settlement
	products	and other	expense/
	sold	items, net	(income)	Total
Litigation Matters:
Patent defense cost reimbursement and litigation settlement income	$—	$—	$(57)	$(57)
TAXOL / BUSPAR litigation settlement expense	—	—	16	16

	—	—	(41)	(41)
Other:
Accelerated depreciation and asset impairment charges	11	—	—	11
Termination benefits and other exit costs	—	13	—	13
Relocation and retention	—	5	—	5
Change in estimates	—	(25)	—	(25)

	$11	$(7)	$(41)	$(37)

(a)	relates to wholesaler inventory and accounting matters consisting of $300 million disclosed by the Company last month and an additional $20 million. This $320 million is incremental to the $150 million recorded last year, bringing the total reserve to $470 million.

(b)	incremental to the $100 million reserve recorded by the Company last year, bringing the total reserve to $134 million.

Six months ended June 30, 2004

					Provision
			Acquired		for	Litigation
	Cost of		in-process	Gain on	restructuring	settlement	Other
	products	Research and	research and	sale of	and other	expense/	expense,
	sold	development	development	business	items, net	(income)	net	Total
Litigation Matters:
Private litigation and governmental investigations (a)	$—	$—	$—	$—	$—	$320	$—	$320
Product liability	75	—	—	—	—	—	—	75
Pharmaceutical pricing and sales litigation (b)	—	—	—	—	—	34	—	34
Commercial litigation	26	—	—	—	—	—	—	26
Anti-trust litigation	—	—	—	—	—	25	—	25
Product liability insurance recovery	(25)	—	—	—	—	—	—	(25)

	76	—	—	—	—	379	—	455
Other:
Gain on sale of Adult Nutritional business	—	—	—	(313)	—	—	—	(313)
Accelerated depreciation	23	—	—	—	—	—	4	27
Downsizing and streamlining of worldwide operations	1	—	—	—	18	—	—	19
Milestone payments	—	30	—	—	—	—	—	30
Acordis IPR&D write-off	—	—	62	—	—	—	—	62

	$100	$30	$62	$(313)	$18	$379	$4	$280

Six months ended June 30, 2003

		Provision for	Litigation
	Cost of	restructuring	settlement
	products	and other	expense/
	sold	items, net	(income)	Total
Litigation Matters:
Patent defense cost reimbursement and litigation settlement income	$—	$—	$(78)	$(78)
TAXOL / BUSPAR litigation settlement expense	—	—	16	16

	—	—	(62)	(62)
Other:
Accelerated depreciation and asset impairment charges	25	—	—	25
Termination benefits and other exit costs	—	25	—	25
Relocation and retention	—	5	—	5
Change in estimates	—	(25)	—	(25)

	$25	$5	$(62)	$(32)

(a)	relates to wholesaler inventory and accounting matters consisting of $300 million disclosed by the Company last month and an additional $20 million. This $320 million is incremental to the $150 million recorded last year, bringing the total reserve to $470 million.

(b)	incremental to the $100 million reserve recorded by the Company last year, bringing the total reserve to $134 million.